Exhibit 10.1
FIRST AMENDMENT TO THE
EMPLOYMENT AGREEMENT
          This AMENDMENT to the Employment Agreement (as defined below), effective January 1, 2009, is hereby entered into as of the 31st day of December, 2008, by and between Lexington Corporate Properties Trust, a Maryland real estate investment trust (the “Company”), and (the “Executive”):
          WHEREAS, the Company and the Executive entered into the Employment Agreement by and between the Company and the Executive, effective as of May 4, 2006 (the “Employment Agreement”); and
          WHEREAS, the Company and Executive desire and agree to amend the provisions of the Employment Agreement as provided below in order to reduce the risk of potential adverse tax consequences to Executive under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
          NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties agree to amend the Employment Agreement, effective January 1, 2009, as follows:
1.	Section 4(e) of the Employment Agreement is amended by inserting the following sentences at the end of that section:

Expenses reimbursable under this paragraph shall be reimbursed within reasonable period of time following Executive’s submission of the reimbursement request and any supporting documentation reasonably requested by the Company and no later than the end of the calendar year following the calendar year in which the expenses were incurred by Executive.

2.	Section 5(b)(ii) of the Employment is amended in its entirety as follows:

(ii)“Good Reason” shall mean the occurrence of any of the following conditions without the Executive’s written consent, provided that Executive shall provide notice to the Company of the existence of the condition within ninety (90) days of the initial existence of such condition, upon the notice of which the Company shall have at least thirty (30) days within which to cure such condition, and if the Company fails to cure the condition within such cure period, the Executive must terminate employment within thirty (30) days following the Company’s failure to cure: (A) a reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties inconsistent with the Executive’s position or positions with the Company, (B) a reduction in the Executive’s rate of Base Salary; (C) a breach by the Company of any provision of this Agreement; or (D) the Company’s requiring the Executive to be based at any office or location located more than fifty (50) miles from the New York metropolitan area.

3.	Section 5(b)(iv) of the Employment is amended in its entirety as follows:

(iv)“Change in Control” shall mean:

(A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (“Beneficial Ownership”) of 20% or more of either (i) the then outstanding common shares of beneficial interest of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of trustees (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (4) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (C) of this Section 5(b)(iv); or

(B) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(C) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the Persons who had Beneficial Ownership, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination have Beneficial Ownership of more than 50%, respectively, of the then outstanding common shares of beneficial interest and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) acquires Beneficial Ownership of 20% or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors or board of trustees, as the case may be, of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement with the successor or purchasing entity in respect of such Business Combination, or of the action of the Board, providing for such Business Combination; or

4.	Section 6(a)(4)(iii) of the Employment Agreement is amended by replacing “30” with “60” and replacing “the amount” with “a lump sum cash payment”.

4.	Section 6(a)(4)(iv) of the Employment Agreement is amended by inserting the following at the beginning of the paragraph: “within 60 days of such termination of employment, a lump sum cash payment of” and deleting “in cash,” from the second line of that paragraph.

5.	The last paragraph of Section 6(a) of the Employment Agreement is amended in is entirety as follows:

Additionally, medical, dental, disability, life insurance and other employee welfare benefits (the “Welfare Plans”) then provided to senior executives of the Company shall be continued following the date of termination for a period of three (3) years and, if the Executive is precluded from participating in any Welfare Plan by its terms or applicable law during such period, the Company shall reimburse expenses actually incurred by the Executive during such period to obtain similar Welfare Plan coverage, but only to the extent Executive’s requested reimbursement of expenses for similar Welfare Plan coverage does not exceed the Company’s premiums or contributions that the Company would otherwise pay under the terms of this Agreement as of the date of the Executive’s termination, or date of payment if later, to continue Executive’s participation in the underlying Welfare Plan for the period the expenses were incurred by the Executive. Expenses reimbursable under this paragraph shall be reimbursed within thirty (30) days following Executive’s submission to the Company of the reimbursement request and supporting documentation reasonably requested by the Company and in no event later than the end of the calendar year following the calendar year in which the expenses were incurred by Executive. The expenses eligible for reimbursement under this paragraph during any calendar year shall not affect the expenses eligible for reimbursement under this paragraph in any other calendar year. Except in the case of a termination within two years following a Change in Control or a Pre-Change in Control Termination, as a condition of and upon receiving the Severance Pay under Section 6(a)(iii) and Section 6(a)(iv) and the vesting of awards and Welfare Plan benefits continuation under Section 6(a), the Executive agrees to execute a release thereby releasing the Company and its affiliates from any and all obligations and liabilities to the Executive arising from or in connection with the Executive’s employment or termination of employment with the Company and its affiliates and any disagreements with respect to such employment, except that such release shall not apply with respect to any rights of the Executive to indemnification under the Company’s Certificate of Incorporation or By-Laws or to any rights of the Executive to indemnification or directors’ and officers’ liability insurance coverage of the Company and its affiliates. If the Executive does not execute the release and the release does not become irrevocable within 60 days of his termination of employment, the Executive shall forfeit his right to the Severance Pay under Section 6(a)(iii) and Section 6(a)(iv) and the vesting of awards and Welfare Plan benefits continuation under Section 6(a).

6.	Section 6(b)(ii) of the Employment Agreement is amended by replacing “30” with “60” and replacing “the amount” with “a lump sum cash payment”.

7.	The last paragraph of Section 6(b) of the Employment Agreement is amended in is entirety as follows:

Additionally, the group health plan then provided to senior executives of the Company shall be continued following the date of termination for a period of two (2) years and, during such period, if the Executive is precluded from participating in such group health plan by its terms or applicable law at any time during such period, the Company shall reimburse expenses actually incurred by the Executive during such period to obtain similar coverage, but only to the extent Executive’s requested reimbursement of expenses for such similar coverage does not exceed the Company’s premiums or contributions that the Company would otherwise pay as of the date of the Executive’s termination to continue the Executive’s participation in the group health plan for the period the expenses for similar coverage are incurred by Executive. Expenses reimbursable under this paragraph shall be reimbursed within thirty (30) days following Executive’s submission to the Company of the reimbursement request and supporting documentation reasonably requested by the Company and in no event later than the end of the calendar year following the calendar year in which the expenses were incurred by Executive. The expenses eligible for reimbursement under this paragraph during any calendar year shall not affect the expenses eligible for reimbursement under this paragraph in any other calendar year. Notwithstanding the foregoing, the continuation period for group health benefits under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of the Executive’s termination of employment with the Company shall be measured from his actual date of termination of employment. As a condition of receiving the Severance Pay under Section 6(b)(ii) and the bonus payments under Section 6(b)(iii) and (iv), the Executive, or the representative of his estate if he has died, agrees to execute a release thereby releasing the Company and its affiliates from any and all obligations and liabilities to the Executive arising from or in connection with the Executive’s employment or termination of employment with the Company and its affiliates and any disagreements with respect to such employment, except that such release shall not apply with respect to any rights of the Executive to indemnification under the Company’s Certificate of Incorporation or By-Laws or to any rights of the Executive to indemnification or directors’ and officers’ liability insurance coverage of the Company and its affiliates. If the Executive or the representative of his estate does not execute the release and the release does not become irrevocable within 60 days of his termination of employment or death, the Executive or the estate shall forfeit the right to the Severance Pay and bonus payments.

8.	Section 6(e) of the Employment Agreement is revised in its entirety as follows:
     (e) Notwithstanding anything in this Section 6 to the contrary, if any amounts or benefits payable under this Agreement in the event of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts and benefits shall commence when the Executive incurs a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h), without regard to any of the optional provisions thereunder, from the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c) (“Separation from Service”). Such payments or benefits shall be provided in accordance with the timing provisions of this Agreement by substituting the Agreement’s references to “termination of employment” or “termination” with Separation from Service. Notwithstanding the foregoing, if at the time of Executive’s Separation from Service the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefits that the constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to Executive on account of the Executive’s Separation from Service will not be paid until after the earlier of (i) first business day of the seventh month following Executive’s Separation from Service, or (ii) the date of the Executive’s death (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Executive shall be paid a cash lump sum payment equal to any payments (including interest on any such payments, at an interest rate of not less than the prime interest rate, as published in the Wall Street Journal, over the period such payment is restricted from being paid to the Executive) and benefits that the Company would otherwise have been required to provide under this Section 6 but for the imposition of the 409A Suspension Period delayed because of the preceding sentence. Thereafter, the Executive shall receive any remaining payments and benefits due under this Section 6 in accordance with the terms of this Section (as if there had not been any Suspension Period beforehand). For the purposes of this Agreement, each payment that is part of a series of installment payments shall treated be as a separate payment for purposes of Code Section 409A.
9.	Section 7(f) is amended by adding the following at the end of the paragraph:

Expenses reimbursable under this paragraph must be reimbursed within thirty (30) days following Executive’s submission to the Company of the reimbursement request and supporting documentation reasonably requested by the Company and in no event later than the end of the calendar year following the calendar year in which the expenses were incurred by Executive.

10.	Section 8(a) is amended by adding the following after “or any person affiliated with the Company or such person”: “and whether or not the Executive has terminated employment with the Company”.

11.	Section 8(d) is amended in its entirety as follows:

The Company shall use its best efforts to cause the Tax Advisor to promptly deliver the initial determination required hereunder within forty-five (45) days after the change in ownership covered by Code Section 280G(b)(2). The Tax Reimbursement Payment, or

any portion thereof, payable by the Company shall be paid not later than the thirtieth (30th) day following the determination by the Tax Advisor. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Tax Advisor as provided herein. Notwithstanding the foregoing, in no event shall payment of the Tax Reimbursement Payment occur later than the end of the calendar year following the calendar year in which the Executive remits the remits the taxes to the U.S. Treasury Department.

12.	The following is added to the Agreement as new Section 10(l):

(g) Compliance with Code Section 409A. This Agreement is intended to be exempt from (or comply with) Code Section 409A, and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or otherwise conforms them to) the requirements of Code Section 409A. If, for any reason including imprecision in drafting, the Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Company in a fashion consistent herewith, as determined in the sole and absolute discretion of the Company. Nevertheless, and notwithstanding any other provision of this Agreement, neither the Company nor any of its employees, trustees, or their agents shall have any obligation to mitigate, nor to hold the Executive harmless from, any or all taxes (including any imposed under Code Section 409A) arising under this Agreement.
13.	All Agreement references to section numbers and defined terms are amended to reflect the above modifications.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment and such Amendment shall be effective as of the date first above written.

LEXINGTON REALTY TRUST
By:
Name:
Title:

EXECUTIVE

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